Exhibit 99.1

Watsco Reports Record Sales, Operating Profit,

Net Income and Cash Flow During First Quarter

MIAMI, FLORIDA – (GLOBENEWSWIRE), April 23, 2019 – Watsco, Inc. (NYSE: WSO) reported record sales, operating profit, net income and cash flow for the quarter ended March 31, 2019.

Key performance metrics:

•	2% increase in operating profit to a record $55 million (10 basis-point expansion in operating margin to 5.9%)

•	4% increase in same-store operating profit (30 basis-point expansion in same-store margins to a record 6.1%)

•	1% increase in gross profit to a record $234 million (20 basis-points improvement in gross margin)

•	1% increase in selling, general & administrative expenses (SG&A)

•	Flat SG&A on a same-store basis (10 basis-point decline as a percentage of sales)

•	2% increase in net income to a record $35 million

•	Earnings per share (EPS) of 88 cents versus 89 cents last year (1)

•	Operating cash flow was a record $53 million versus a cash use of $42 million last year

(1)

EPS in 2019 includes 3 cents of incremental dilution related to dividends paid on non-vested restricted stock. Dilution occurs when the quarterly cash dividends per share exceeds EPS (usually during the seasonal first and fourth quarters as EPS is typically less than the quarterly dividend rate). For 2019, this impact is not currently expected to affect EPS during the second or third quarters or in determining annual EPS.

Sales trends:

•	1% sales growth to a record $931 million (flat on a same-store basis)

•	2% growth in HVAC equipment (67% of sales)

•	2% decrease in other HVAC products (29% of sales)

•	4% decrease in commercial refrigeration products (4% of sales)

Albert H. Nahmad, Watsco’s Chairman and CEO said: “The first quarter is historically the most seasonal quarter of the year, yet we achieved record profitability despite cooler and wetter weather in certain markets, strong year-over-year sales comparisons and one less selling-day in 2019 versus 2018. Our results also reflect investments in 12 new locations and the acceleration of several technology initiatives to drive greater adoption and use throughout our network. We also implemented a number of productivity initiatives as evidenced by our flat same-store SG&A to enhance opportunities for profit growth in 2019. Although it is early, we are optimistic that 2019 will be another record year for our Company.”

Technology Investments

Watsco has launched a variety of technologies and process enhancements to transform how HVAC contractor customers are served. Speed, productivity and scale are critical factors as the digital era progresses and Watsco is investing to ensure an unparalleled customer-experience.

The most notable is the digitization of Watsco’s interactions with its customer-base through e-commerce and mobile apps, supported by the industry’s richest depository of product information of over 685,000 SKUs.

Watsco has also launched internal-facing technologies, including (1) a business intelligence platform to provide insights to 600+ P&L managers and their teams, (2) proprietary order fulfillment software to deliver speed, convenience and order accuracy to customers (currently used at two-thirds of the Company’s locations), and (3) demand planning and inventory optimization software to improve fill-rates and inventory turns and to reduce real estate requirements (currently implemented in 60% of the Company’s supply chain).

Technology spending increased $1.5 million during the quarter (3 cents per diluted share), driven in part by the Company’s recent acquisition of Alert Labs, an early stage start up and pioneer in the IoT space.

Specific technology-related achievements during the first quarter included:

•	E-commerce sales run-rate is approaching 30% of revenues (over $1.2 billion during the last 12 months).

•	Unique users of Watsco’s iOS/Android-enabled Contractor Assist mobile apps reached 50,000.

•	Distributor managed inventory (DMI) was launched to digitally-enable seamless stocking and replenishment of product at a customer’s place of business.

•

Commercial launch of Sentree, Watsco’s proprietary IoT device for remotely monitoring the health and operational condition of installed HVAC systems to connect HVAC users and our customers in an unprecedented way.

•	Numerous sales and productivity initiatives were implemented, made possible by Watsco’s data analytics platform and teams, to leverage technology and reduce operating costs.

•	Order Fulfillment (OF) software was launched at 76 additional locations (branch penetration is now at 77%) to improve speed, accuracy and efficiency in our locations.

•	Broader deployment and enhanced capabilities for demand planning and inventory optimization.

•	Broader use of enhanced processes for freight optimization designed to reduce freight costs.

A.J. Nahmad, Watsco’s President said: “As entrepreneurs with a long-term point of view, we are proud to deliver another record quarter with increasing dividends while continuing to strategically invest in transforming our customer-experience. The equation is simple – when our customers win, we win and that core belief has fueled our technology investments and continues to guide our progress.”

Cash Flow & Dividends

Operating cash flow in 2019 was a record $53 million versus a cash use of $42 million in 2018. At March 31, 2019 the Company’s debt-to-total capitalization ratio was 8%. The Company has targeted cash flow from operations to exceed net income in 2019. Since 2000, Watsco’s operating cash flow was approximately $2.4 billion compared to net income of approximately $2.2 billion, surpassing the Company’s stated goal of generating cash flow in excess of net income.

Watsco has paid cash dividends for 45 consecutive years. Dividends paid during the first quarter increased 29% to $60 million compared to last year. The Company’s philosophy is to share increasing amounts of cash flow with shareholders through higher dividends while maintaining a conservative financial position. In January 2019, we raised our annual dividend 10% to $6.40 per share.

Acquisition of DASCO Supply

Watsco recently announced that it completed the acquisition of DASCO Supply, a distributor of air conditioning and heating products based in Whippany, New Jersey. Founded in 1974, DASCO operates seven locations in New Jersey, New York and Connecticut, serving over 2,500 air conditioning and heating contractors and offering approximately 15,000 SKUs of products for both residential and commercial use. DASCO had revenues of approximately $56 million in 2018.

Mr. Nahmad commented: “DASCO has a wonderful legacy and a close-knit team, and we are honored to become part of their family. Their success over the last 45 years is due to strong relationships along with great service, a broad range of products and convenient locations. To provide on-going continuity, DASCO will operate as a subsidiary of Watsco under its present name and leadership team, and we will provide the resources and technology where needed to assist in achieving their growth plans.”

Adoption of Lease Accounting Standard

Effective January 1, 2019, we adopted the Financial Accounting Standards Board Accounting Standards Update 2016-02, Leases, which requires the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous guidance. We have recorded lease right-of-use assets and lease liabilities and presented these amounts separately on our Condensed Consolidated Balance Sheet as of March 31, 2019. The adoption of this standard did not have a material impact on our Condensed Consolidated Results of Operations or Condensed Consolidated Statement of Cash Flows for the three-month period ended March 31, 2019.

First Quarter Earnings Conference Call Information

Date: April 23, 2019

Time: 10:00 a.m. (EDT)

Webcast: http://investors.watsco.com

Dial-in number: United States (844) 883-3908 / International (412) 317-9254

A replay of the conference call will be available on the Company’s website.

Use of Non-GAAP Financial Information

In this release, the Company discloses non-GAAP measures on a “same-store basis.” Information referring to “same-store basis” exclude the effects of locations closed, acquired, or locations opened, unless they are within close geographical proximity to existing locations, during the immediately preceding 12 months. The Company believes that this information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by U.S. GAAP.

The Company computes a non-GAAP measure, “debt-to-total capitalization,” as a means to describe the relative amount of interest-bearing debt to its total capital. This ratio is calculated by dividing (i) the sum of short-term and long-term interest bearing debt by (ii) the sum of short-term debt, long-term debt and shareholders’ equity.

About Watsco

Watsco is the largest distribution network for heating, air conditioning and refrigeration (HVAC/R) products with locations in the United States, Canada, Mexico and Puerto Rico, and on an export basis to Latin America and the Caribbean. Watsco estimates that over 300,000 contractors and technicians visit or call one of its 582 locations each year to get information, obtain technical support and buy products. HVAC/R products provide comfort to homes and businesses regardless of the outdoor climate. Older systems often operate below today’s government mandated energy efficiency and environmental standards. Watsco has an opportunity to accelerate the replacement of these systems at a scale greater than its competitors as the movement toward reducing energy consumption and its environmental impact continues. This is especially important since heating and cooling accounts for approximately half of the energy consumed in a typical U.S. home. Additional information about Watsco may be found at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information.

WATSCO, INC.

Condensed Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended March 31,
	2019		2018
Revenues	$931,278		$926,577
Cost of sales	697,518		695,744

Gross profit	233,760		230,833
Gross profit margin	25.1%		24.9%

SG&A expenses	180,072		178,534

Other income	1,444		1,638
Operating income	55,132		53,937
Operating margin	5.9%		5.8%

Interest expense, net	776		565

Income before income taxes	54,356		53,372
Income taxes	10,552		10,995

Net income	43,804		42,377
Less: net income attributable to non-controlling interest	8,767		8,158

Net income attributable to Watsco	$35,037		$34,219

Diluted earnings per share:
Net income attributable to Watsco shareholders	$35,037		$34,219
Less: distributed and undistributed earnings to non-vested restricted common stock	4,924	(1)	3,775	(1)

Earnings allocated to Watsco shareholders	$30,113		$30,444

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	34,402,602		34,320,110
Diluted earnings per share for Common and Class B common stock	$0.88	(1)	$0.89	(1)

(1)

Amounts include earnings dilution of $2.0 million in 2019 (6 cents of EPS) in 2019 and $1.0 million in 2018 (3 cents of EPS) related to dividends paid on non-vested restricted stock. Dilution occurs when quarterly cash dividends exceed EPS (usually during the seasonal first and fourth quarters as EPS is typically less than the quarterly dividend rate). For 2019, this impact is not expected to affect EPS during the second and third quarter or in determining annual EPS. As of March 31, 2019, there were 3,124,651 shares of non-vested restricted stock outstanding.

WATSCO, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	March 31,	December 31,
	2019	2018
Cash and cash equivalents	$77,273	$82,894
Accounts receivable, net	504,719	501,908
Inventories	893,640	837,129
Other	14,752	19,875

Total current assets	1,490,384	1,441,806
Property and equipment, net	91,026	91,046
Lease right-of-use assets	185,476	0
Goodwill, intangibles, net and other	632,057	628,181

Total assets	$2,398,943	$2,161,033

Accounts payable and accrued expenses	$408,927	$357,320
Current portion of lease liabilities	58,506	246
Short-term borrowings	2,340	0

Total current liabilities	469,773	357,566
Borrowings under revolving credit agreement	137,500	135,200
Lease liabilities	126,234	0
Deferred income taxes and other liabilities	66,181	66,554

Total liabilities	799,688	559,320

Watsco’s shareholders’ equity	1,335,212	1,347,849
Non-controlling interest	264,043	253,864

Shareholders’ equity	1,599,255	1,601,713

Total liabilities and shareholders’ equity	$2,398,943	$2,161,033

WATSCO, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Quarters Ended March 31,
	2019	2018
Cash flow from operating activities:
Net income	$43,804	$42,377
Non-cash items	13,632	11,764
Changes in working capital	(4,500)	(95,755)

Net cash provided by (used in) operating activities	52,936	(41,614)

Cash flow from investing activities:
Capital expenditures, net	(4,103)	(3,432)

Cash flow from financing activities:
Dividends on Common and Class B Common stock	(59,965)	(46,581)
Net proceeds under revolving credit agreement	2,300	69,200
Proceeds from short-term debt	2,340	—
Distributions to non-controlling interest	—	(2,178)
Other	469	2,898

Net cash (used in) provided by financing activities	(54,856)	23,339

Effect of foreign exchange rate changes on cash and cash equivalents	402	(716)

Net decrease in cash and cash equivalents	(5,621)	(22,423)
Cash and cash equivalents at beginning of period	82,894	80,496

Cash and cash equivalents at end of period	$77,273	$58,073